Exhibit 23.1

Eneti Inc.
9, Boulevard Charles III
Monaco 98000
November 11, 2021
Ladies and Gentlemen:
Reference is made to the registration statement on Form F-3 (File No. 333-251301) of Eneti Inc. (the “Company”), as may be amended, including the prospectus contained therein, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 11, 2020 (the “Registration Statement”), a preliminary prospectus supplement thereto dated November 8, 2021 (the “Preliminary Prospectus Supplement”), and a final prospectus supplement thereto dated November 11, 2021 (the “Final Prospectus Supplement”). We hereby consent to each of the references to our name in the Preliminary Prospectus Supplement and the Final Prospectus Supplement and to the use of the statistical information and industry and market data supplied by us set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement. We further advise the Company that our role has been limited to the provision of such statistical information and data supplied by us. With respect to such information and data, we advise you that:
(1)
we have accurately described the information and data of the offshore wind industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2)
our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore wind industry.

We hereby consent to the filing of this letter as an exhibit to the report of the Company on Form 6-K to be filed with the SEC pursuant to the U.S. Securities Exchange Act of 1934, as amended, and incorporated by reference into the Registration Statement, and the references to us in the section of the Preliminary Prospectus Supplement and the Final Prospectus Supplement entitled “Experts.”
Yours faithfully,
4C Offshore Ltd.
Name:  Jamie Pimblett-Speck
Title:  Market Consultant